Exhibit 10.28

                      SUPPLEMENTAL RETIREMENT AGREEMENT
                      ---------------------------------


  AGREEMENT made on September 21, 1999 between LOEWS CORPORATION (the
                              --
"Company") and Arthur Rebell the "Executive").


                                 WITNESSETH:


  WHEREAS, the Executive is currently serving as an executive employee of the Company, and the Company and the Executive desire that the Executive's retirement benefits be supplemented on the terms and conditions set forth herein.


  NOW, THEREFORE, the parties agree as follows:


  1. In connection with his employment by the Company, the Executive shall be entitled to the following, in addition to his compensation and benefits:


     (a) An account (the "Account") shall be established for the Executive (which shall not be funded) which shall be credited each year commencing in 1999. The Executive shall become eligible and vested in the Account as of January 1, 1999. The Account shall be credited on the last day of each calendar year with the Pay-Based Credit which would have been credited under Section 3.2 of the Loews Corporation Cash Balance Plan (the "Plan") if the definition of Compensation under Section 1.9 of the Plan had not included the second sentence thereof.


     (b) The Account shall be credited with an initial balance in the amount of $500,000 on June 30, 1999.





     (c) The amount credited under paragraph (1)(b) above will be deemed to be Compensation under paragraph 1 and eligible for a Pay-Based Credit for calendar year 1999.


     (d) The Account shall be credited on the last day of each calendar year with the Interest Credit which would have been credited under
          Section 3.3 of the Plan. It is intended that the Account shall receive one half year's Interest Credit on the last day of calendar year 1999 for the initial balance of $500,000 for the calendar year 1999.


     (e) The Account shall be accumulated until the Executive's termination of employment. At such time, the amount in the Account shall be converted into an actuarially equivalent annuity, payable at the Executive's election in the form of a single life annuity, a joint and survivor annuity, or a 10 year certain annuity, payable monthly. For purposes of this Agreement, the term "actuarial equivalent" shall have the meaning ascribed to it in Section 1.3 of the Plan.


  2. In lieu of the benefits due under the preceding paragraphs, the Executive may request (at least one year prior to retirement) to receive the accumulated balance in the Account as a lump sum upon retirement, provided that such request is approved by the Chief Executive Officer of the Company.


  3. If the Executive should die before payments have commenced under the preceding paragraphs, and in lieu of the benefits due under the preceding paragraphs, the accumulated balance in the Account shall be paid as soon as practicable after the Executive's death to his wife, Adele, if living, and if not, then to the Arabel Foundation, Inc., a New York Corporation. The Executive may revoke such beneficiary designation and designate a new beneficiary or beneficiaries by giving written notice as provided in

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Paragraph 5 below. Such alternative beneficiary designation must be received prior to the Executive's death.


  4. The amount of any payments under the preceding paragraphs shall be reduced by that portion of any benefits payable under the Plan and under the Loews Corporation Benefit Equalization Plan which are attributable to the same compensation. Thus, for example, if the Executive becomes vested under the Plan, Pay-Based Credits to the Account (and Interest Credits thereon) under paragraph (1)(a) of this Agreement based on the amount of duplicated compensation would be deemed eliminated.


  5. All notices, requests, designations and other communications provided for by this Agreement shall be in writing and shall be personally delivered or mailed by registered or certified mail to the address of the party to whom intended as specified below or notice sent in accordance with this Paragraph.


                 If to the Company, at:
                       667 Madison Avenue
                       New York, N.Y.  10021
                       Attention:  Corporate Secretary

                 If to the Executive, at:
                       372 Canterbury Lane
                       Wyckoff, N.J.  07481

Any such writings shall be effective upon receipt.


  6. This Agreement sets forth the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements. No change, termination or waiver of any of the provisions hereof shall be binding unless in writing and signed by the party against whom the same is sought to be


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enforced. The Agreement shall be governed by and construed in accordance with the laws of the State of New York.


  IN WITNESS WHEREOF, the parties hereto have caused these presents to be duly executed as of the day and year first above written.


                                     LOEWS CORPORATION



                                     By: /s/ James S. Tisch
                                         ---------------------


Accepted and Agreed to:



/s/ Arthur L. Rebell
--------------------------
The Executive


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